Exhibit 10.1

Execution Copy

SEPARATION AND GENERAL RELEASE AGREEMENT

1.              Parties.   The parties to this Separation and General Release Agreement (“Agreement”) are:

(a)          Michael L. Campbell (“Executive”); and

(b)         Regal Entertainment Group (“Company”)

2.              Recitals.

WHEREAS, Executive and the Company are parties to an Amended and Restated Employment Agreement dated May 5, 2009 (the “Employment Agreement”);

WHEREAS, Executive has served the Company as its Executive Chairman;

WHEREAS, Executive has indicated to the Company that Executive seeks to resign from all positions with the Company, and all of its respective directly and indirectly owned subsidiaries and affiliates, other than as a member and as the Chairman of the Board of Directors of the Company;

WHEREAS, Executive and the Company desire to memorialize Executive’s transition from the Company’s Executive Chairman to the Chairman of the Board of Directors of the Company; and

WHEREAS, Executive and the Company have agreed that Executive’s employment and service as Executive Chairman with the Company will end on December 28, 2011 (the “Transition Date”) and his service as Chairman of the Board of Directors of the Company will begin on such date;

NOW, THEREFORE, for and in consideration of the releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, and intending to be legally bound, Executive and Company agree as follows:

3.              Termination of Employment; Termination of Officer and Director Positions.  The parties agree Executive’s employment with Company will terminate effective at the close of business on the Transition Date.  The parties agree that, effective as of the Transition Date, Executive hereby resigns as an employee and officer of the Company and from all positions with the Company and all of its respective directly and indirectly owned subsidiaries and affiliates (including joint ventures), other than as a member and as the Chairman of the Board of Directors of the Company.  For purposes of the Employment Agreement, the Transition Date shall be the Date of Termination of Executive’s employment.

4.              Payments, Benefits and Other Consideration.  The Company will pay Executive (i) the Executive’s base salary through the Transition Date to the extent not theretofore paid; (ii) the Executive’s annual bonus in the amount of $800,000; (iii) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the current benefit plans, programs or arrangements of the Company; and (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Transition Date and which are reimbursable in accordance with the Employment Agreement; in a lump sum in cash within ten (10) days after the Transition Date or, with respect to (iii) above, such later date as such payments may be due under the terms of the applicable plan, program or arrangement.  The parties agree and acknowledge that these payments were earned by Executive during fiscal 2011 and Executive is entitled to these payments regardless of whether or not he signs this Agreement.

a.               Equity Awards.  Executive has been granted 122,916 restricted  shares which are currently unvested and which will vest as follows:  January 12, 2012 — 67,995 shares, January 12, 2013 — 32,002 shares, January 12, 2014 — 14,819 shares and January 12, 2015 — 8,100 shares.  Executive has been granted 169,682 performance shares which represent the right to receive from 0% to 150% of the target number of shares of restricted Common Stock  based on the achievement of as-adjusted EBITDA targets, on the third anniversary of the performance share grant date.  The restricted shares issued pursuant to the performance share awards will vest on January 12, 2013, 2014 and 2015.  For the avoidance of doubt, the parties agree that the foregoing are all of Executive’s equity awards that are outstanding as of the date hereof and that the Executive will be considered to be in service for purposes of vesting in the equity awards as long as he continues to be a member of the Board of Directors of the Company.  If Executive’s service on the Board of Directors terminates prior to the vesting dates for the performance shares other than due to Executive’s voluntary resignation from the Board or Executive’s declining to be nominated for an additional term on the Board, such performance shares will remain outstanding and Executive will vest in those shares to the extent of the achievement of the as-adjusted EBITDA targets for such performance shares.  If Executive’s service on the Board of Directors terminates prior to the vesting dates for any restricted shares other than due to Executive’s voluntary resignation from the Board or Executive’s declining to be nominated for an additional term on the Board, all unvested restricted shares shall become fully vested.  Except as provided above, the equity awards will continue to be governed by the terms of the awards agreements with regard to such equity awards and the Regal Entertainment Group 2002 Stock Incentive Plan.

b.              Benefits Continuation.  Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Transition Date for 24 months in such medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to the Transition Date or until such earlier time the Executive becomes eligible for comparable benefits elsewhere.  Executive shall be permitted to continue to participate in the Company’s health insurance programs, plans and practices, for family coverage, in accordance with the terms thereof, which the Company generally makes available to its employees, at his sole cost expense equal to the company’s cost to provide such coverage commencing after the post-termination coverage period provided in the first sentence of this paragraph ends.

c.               Executive Property Rights.  The Company shall assign and transfer to the Executive his current mobile telephone number (###.###.####), mobile telephone and laptop computer; provided that Executive agrees that he shall return his telephone and laptop computer to the Company in order for the Company’s IT department to delete any sensitive or confidential Company data thereon.  The Company will not be responsible for Executive’s telephone charges after the Transition Date.  In addition, the Company will permit Executive access and usage of his current company email address (######@########), as long as he serves as the Chairman of the Board of Directors.

d.              Director Compensation.  Commencing immediately after the Transition Date, the Executive will receive an annual cash retainer for serving as Chairman of the Board of Directors of $100,000 and receive an annual grant of restricted class A common stock having, at the time of grant, a fair market value of $200,000 which shares of restricted stock will vest on the first anniversary of the date of grant. Executive’s annual retainer shall be paid, and his stock awards shall be granted, in the ordinary course of the Company’s business at such time and in such manner as similar payments and awards are made to all other Company directors.  For as long as Executive serves as the Chairman of the Board of Directors, Executive shall be provided a suitable office in Knox County, Tennessee and provided appropriate secretarial and other office services.

5.              General Release of Claims by Executive.  In consideration for and contingent upon the Executive’s receipt of the payments and benefits set forth in Paragraph 4, Sections (a) — (d) above, the Executive, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge the Company and its past, current and future affiliated entities, as well as its and their predecessors, successors, assigns, and its and their past, current and former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which the Executive has or may have against any of them arising out of or in connection with his employment by the Company, the Employment Agreement, the termination of his employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of his signing this General Release, except that the Executive is not releasing any claims arising under Section 7 of the Employment Agreement, any other right to indemnification that the Executive may otherwise have, or any claims arising after the date of his signing this General Release.  The Executive agrees not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are released herein.  The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are released herein.  The Executive represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons or entities released herein and that he will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorney’s fees incurred as a result of any such claims, demands or lawsuits.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), wage orders, claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by the Executive or on his behalf in any suit, charge of discrimination, or claim against the Company or the persons or entities released herein.

The Executive and the Company acknowledge that different or additional facts may be discovered in addition to what the Executive and the Company now know or believe to be true with respect to the matters released in this General Release and the Executive and the Company agree that this General Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

Claims Excluded from this Release:  However, notwithstanding the foregoing, nothing in this General Release shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws.  The Executive understands that rights or claims under the Age Discrimination in Employment Act that may arise after the Executive executes this General Release are not waived.  Likewise, nothing in this General Release shall be construed to prohibit the Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC, NLRB, or any comparable state or local agency.  Notwithstanding the foregoing, the Executive agrees to waive his right to recover individual relief in any charge, complaint, or lawsuit filed by Executive or anyone on his behalf.

The Executive acknowledges that he has been given a period of twenty-one (21) days to consider this General Release and that he has been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of his own choosing.  Moreover, for a period of seven (7) days following his execution of this General Release, the Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over.  If the Executive elects to revoke this General Release in whole or in part within this seven-day period, he must inform the Company by delivering a written notice of revocation to the Company’s General Counsel, at the Notice address provided in Paragraph 15(i), no later than 11:59 p.m. on the seventh calendar day after he signs this General Release.  The Executive understands that, if he elects to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all the obligations described in Paragraph 4, Sections (a) — (d) above.  The Executive may, if he wishes, elect to sign this General Release prior to the expiration of the 21-day consideration period, and the Executive agrees that if he elects to do so, his election is made freely and voluntarily and after having an opportunity to consult counsel.

6.              General Release of Claims by the Company.  The Company agrees to release, waive, and forego pursuit of any and all claims that it has or may have against Executive, whether known or unknown, as of the Transition Date, that pertain in any way to Executive’s service as an employee or officer of Company, except with respect to any claims arising from or derivative of any criminal conduct or fraud.  The Parties agree and acknowledge that this release does not release, waive, or otherwise limit Company’s ability to pursue claims against Executive as a director of the Company.

7.              Mutual Non-Disparagement.  The Executive agrees not to make public negative statements or communications disparaging the Company or its officers, directors, shareholders, members, agents or products.  The Company agrees not to make (and agrees to use its reasonable efforts to cause its directors, officers, agents and employees not to make) public negative statements or communications disparaging the Executive.  The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8.              No Waiver of Vested Rights.  Notwithstanding anything else in this Agreement, the parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that the Executive may have with respect to any pension or other retirement benefits to which the Executive is or will be entitled by virtue of the Executive’s employment with the Company, and nothing in this Agreement shall prohibit the Executive from enforcing such rights.

9.              No Waiver of Future Claims.  Notwithstanding anything else in this Agreement, the parties agree that this Agreement does not constitute a waiver by either party of any rights or claims that may truly occur and arise after the date on which the Executive executes this Agreement.

10.       No Admission of Wrongdoing.  The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

11.       Entire Agreement; Survival.  This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, commitments or understandings, with respect to the matters provided for herein.  Notwithstanding the foregoing, the parties do not intend by this Agreement to supersede the Employment Agreement.  The parties hereto acknowledge and agree that the provisions of the Employment Agreement (excluding payment of severance benefits pursuant to Section 6 thereof, which shall be fully satisfied upon payment of the benefits set forth in Paragraph 4 hereof) shall continue in full force and effect in accordance with the terms thereof and shall survive the execution of this Agreement.

12.       Choice of Law.  Because of the Company’s and Executive’s substantial contacts with the State of Tennessee, the fact that the Company’s headquarters are located in Tennessee, the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of and making of this Agreement in Tennessee, the parties agree that the Agreement shall be interpreted and governed by the laws of the State of Tennessee, without regard for any conflict of law principles.

13.       Choice of Forum.  The parties to the Agreement irrevocably and unconditionally (i) agree that any legal proceeding arising out of or in connection with this Agreement shall be brought in a court with subject matter jurisdiction located in Knox County, Tennessee, (ii) consent to the exclusive jurisdiction of such a court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court.  The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding and submit to personal jurisdiction in such venue.

14.       Attorney’s Fees.  Within three (3) business days of the Release Effective Date of this Agreement (as defined in Paragraph 18 below), Company will pay Executive’s attorneys fees to Gentry, Tipton & McLemore, P.C., at its address in Paragraph 15(ii) in the amount not greater than $2,750.  Furthermore, the Executive and the Company acknowledge and agree that Section 9 of the Employment Agreement shall apply to any dispute or proceeding arising out of any provision this Agreement.

15.       Notices.  All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

i.      If to the Company:

Regal Entertainment Group

7132 Regal Lane

Knoxville, TN37918

Attn: Peter B. Brandow, Esq., General Counsel

Telefax: 865-922-6085

ii.   If to Executive:

Michael L. Campbell

address last shown on the Company’s records

Telexfax: 865-922-6085

with copy to:

Mack A. Gentry, Esq.

Gentry, Tipton & McLemore, P.C.

900 South Gay Street, Suite 2300

Knoxville, TN 37902

Telefax: 865-523-7315

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

16.       Miscellaneous/Waiver of Statutory Provisions.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the Agreement; provided, however, that this Agreement shall not become effective until completely conforming counterparts have been signed and delivered by each of the parties hereto.  The parties agree that this Agreement shall be binding upon and inure to the benefit of Executive’s assigns, heirs, executors and administrators as well as the Company, its parent, subsidiaries and affiliates and each of its and their respective officers, directors, employees, agents, predecessors, successors, purchasers, assigns, and representatives.

17.       Consultation with Attorney.  By executing this Agreement, Executive acknowledges that, at the time he was presented with this Agreement for his consideration, he was advised by a representative from Company, in writing (by way of this paragraph of this Agreement), to consult with an attorney about this Agreement, its meaning and effect, before executing this Agreement.

18.       Release Effective Date.   This Agreement shall not become final and binding upon Executive until the eighth calendar day following Executive’s execution of this Agreement (the “Release Effective Date”).

19.       No Reliance.  The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

20.       Amendments and Severability.  The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

21.       Further Assistance.  Executive agrees to make himself reasonably available to the Company (subject to his personal and professional schedule) relating to his prior services as an officer and employee of the Company including, but not limited to, assisting the Company and any of its affiliates and acting as a witness in connection with any pending or threatened litigation or other legal proceeding with respect to which the Company or such affiliates reasonably determines his participation to be necessary, and responding to questions and inquiries with respect to such prior services in connection with any such proceedings.  Executive agrees to complete a Directors and Officers Questionnaire for purposes of the Company’s 2011 proxy statement disclosure and, subject to Executive’s business and personal schedule, to assist and cooperate with any other disclosure reasonably related to his prior services.  Such assistance will be without additional compensation to Executive; however, he will be reimbursed for any out-of-pocket expenses he incurs in providing such assistance.  Notwithstanding anything to the contrary contained herein, the payments and benefits set forth in Paragraph 4, Sections (a) — (d) are not conditioned or contingent upon Executive’s compliance with this Paragraph 21.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation and Release Agreement.

/s/ Michael L. Campbell
Michael L. Campbell

Date: December 20, 2011

Regal Entertainment Group

By:	/s/ Amy Miles
Amy Miles, Chief Executive Officer

/s/ Tom Bell
Tom Bell, Lead Director

Date: December 20, 2011